FIELDPOINT PETROLEUM REPORTS

RESULTS FOR FISCAL YEAR 2011

AUSTIN, TX – March 21, 2012 – FieldPoint Petroleum Corporation (AMEX:FPP) today announced financial results for the fiscal year ended December 31, 2011.

Ray Reaves, President and CEO of FieldPoint stated, “The most significant event for FieldPoint in 2011 was certainly the completion of our first well in the Lusk Field of Lea County, New Mexico.  This well came on line in late December and consequently contributed very little to last year’s earnings.  However, the well is expected to contribute significantly to our long-term goal of increasing both reserves and production, and we anticipate that it will have a very positive impact on 2012.”

Revenues for 2011 increased slightly over the prior year, as a result of increased oil pricing.  Net income at year end appeared to be significantly higher than in 2010, however subsequent to year end a non-cash charge resulting directly from the impairment of certain oil and gas properties reduced net income by over $500,000.  As a result, earnings also fell short of the 2010 mark.

2011 Financial Highlights Compared to 2010

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Revenues increased to $7,235,860 from $7,008,783;

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Net Income decreased to $602,564 from $787,470; and

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Earnings per share decreased, basic and fully diluted to $0.08 from $0.10

Mr. Reaves continued, “While this unexpected impairment charge dampened our excitement over the Company’s performance last year, it did not change the fact that 2011 was probably the most important year in our history.  We feel that our first major drilling project in the Lusk Field was successful and we expect the drilling of our second well on that property to begin by mid-year.  Additionally, we continue to explore other acquisition and development opportunities that have potential for increasing reserves and production.  I want to thank all of our shareholders for your continued support, and to express to you, once again, our commitment to focus on building shareholder value.”

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)